EXHIBIT 23.1


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


     We consent to the incorporation by reference in Registration Statement Nos. 333-32116, 333-46857, 33-54605, 33-54698, 333-82686, and 333-125974 on form S-8 of our reports dated September 2, 2005 relating to the consolidated financial statements and consolidated financial statement schedule of Concurrent Computer Corporation (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of Statement of Financial Accounting Standards No. 146, "Accounting for Costs Associated with Exit or Disposal Activities," effective December 1, 2002) and management's report on the effectiveness of internal control over financial reporting appearing in this annual report on Form 10-K of Concurrent Computer Corporation for the year ended June 30, 2005.




/s/ Deloitte & Touche LLP


Atlanta, Georgia
September 2, 2005